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Exhibit 99                                                CONTACT: Mark J. Plush
                                      Vice President and Chief Financial Officer

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[KEITHLEY LOGO]

                                             KEITHLEY INSTRUMENTS, INC.
                                             28775 Aurora Road
                                             Cleveland, Ohio 44139-1891
                                             440-248-0400 o Fax: 440-248-6168
                                             http://www.keithley.com

FOR IMMEDIATE RELEASE

                  KEITHLEY INSTRUMENTS REPORTS 34% ORDER GROWTH
              AND PROFITABLE RESULTS FOR FISCAL 2004 FIRST QUARTER

Cleveland, Ohio - January 30, 2004 - Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2004 first quarter that ended December 31, 2003.

First Quarter Fiscal 2004 Results

Net sales of $29.7 million for the first quarter of fiscal 2004 increased 14 percent from sales of $26.2 million in last year's first quarter. Of the 14 percent increase, approximately six percent was due to the effect of a weaker U.S. dollar. Sequentially, sales increased 1 percent from the fourth quarter of fiscal 2003, due primarily to the weaker dollar. The company reported net income for the first quarter of fiscal 2004 of $1.1 million, or $0.07 per share. Last year the company reported a net loss of $0.5 million, or $0.03 per share.

Orders of $30.9 million for the first quarter increased 34 percent from last year's orders of $23.0 million. Geographically, orders were flat in the United States, up 42 percent in the Pacific Basin, and up 63 percent in Europe when compared to the prior year. Orders increased across all major customer groups with semiconductor customer orders up approximately 65 percent, wireless communications customers increasing approximately 40 percent, precision electronic components and subassembly manufacturers up about 35 percent, and research and education up about five percent. For the first quarter, semiconductor orders comprised approximately 25 percent of the total, wireless communications orders were approximately 15 percent, precision electronic components and subassembly manufacturers orders were approximately 30 percent, research and education made up about 20 percent, while optoelectronics orders made up less than 5 percent. Sequentially, orders increased 14 percent from the fourth quarter of fiscal 2003. Order backlog increased $2.3 million during the quarter to $16.8 million at December 31, 2003.

"Our order levels, as well as the growth rate, were the highest they've been in more than two and a half years," stated Joseph P. Keithley, the company's Chairman, President and Chief Executive Officer. "We're continuing to see an improving environment throughout the electronics industry, and are pleased to see this in our results."

The company generated $1.8 million in cash from operations during the quarter, increasing cash and short-term investments to $37.0 million at December 31, 2003. Total debt was $0.5 million at December 31, 2003. Inventory of $12.2 million increased $3.2 million from year ago levels, and turns were 4.1 at


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December 31, 2003, compared to 4.3 a year ago. Days sales outstanding were 47 at
December 31, 2003, compared to 44 a year ago.

Business Initiatives

"We introduced a number of new products and product enhancements during the quarter," stated Keithley. "Our S680DC/RF Parametric Test System is the latest addition to our S600 Series family, and we were pleased with the level of initial orders we received. The S680 is designed to help chipmakers of all sizes control their testing costs by increasing throughput and increasing equipment reuse. We also introduced the Model 2790A SourceMeter(R) Airbag Inflator DC Electrical Test System designed to meet the testing requirements for airbag inflators and modules in one compact, cost-effective package. We introduced two new cards for our Model 4500 Multi-Channel I-V Test System to appeal to a broader range of customers for automated testing in multi-head (multi-DUT) production test environments. We upgraded our popular Model 4200 Semiconductor Characterization System with our Keithley Test Environment-Interactive (KTEI) software v5.0. Model 4200-SCS users will now have the industry's leading standard test system for running stress-measure and reliability tests for device lifetime analysis and quality assurance in addition to semiconductor characterization tests."

"To take further advantage of growing opportunities in wireless test beyond our current Model 2800 RF Power Analyzer and our RF option for our parametric test system, we have increased our product development budget and resources for RF products. This expansion will allow us to significantly accelerate our RF product roadmap over time," added Keithley.

"We saw good progress during the quarter in fine-tuning our lean manufacturing processes. We continued to lower our manufacturing costs and improve our manufacturing effectiveness. Additionally, our ERP and CRM implementations proceed on schedule. We went live with ERP for our European operations and live with CRM in the United States during the quarter.
We will continue to roll out additional modules and locations throughout 2004."

Stock Buyback Program

During the first quarter, the company announced that its Board of Directors had approved a new stock buyback program to replace the program that was expiring in December 2003. Under the terms of the new program, the company may buy back 2,000,000 Common Shares, approximately 13 percent of its total outstanding common stock, through December 2006. During the quarter, the company did not repurchase any shares.

Business Outlook

"Worldwide economies continue to improve, and our customers are certainly more optimistic than they have been in quite some time. And while our customers are optimistic, they remain careful with their capital spending. Our future growth will be driven by a change in their spending patterns when they invest in new capacity or to upgrade their lines for their new product offerings," added Keithley.

Based upon current expectations, the company is estimating sales for the second quarter of fiscal 2004, which will end March 31, 2004, to range between $30 and $33 million. Pretax earnings are expected to be in the single digits as a percentage of sales.
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Forward Looking Statements

Statements in the "Business Initiatives" and "Business Outlook" sections of this release are forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include but are not limited to: worldwide economic conditions and business conditions in the semiconductor, wireless, optoelectronics and other segments of the worldwide electronics industry, customers delaying or canceling orders in backlog, the company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share, the company's ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production, the company's ability to implement and effectively manage CRM and ERP systems without interruptions in its accounting, order entry, billing, manufacturing and other customer support functions, the company's ability to control costs, changes in effective tax rates due to tax law changes, changes in tax planning strategies, or changes in deferred tax assets, foreign currency fluctuations which could affect worldwide operations, costs and other effects of legal, regulatory and administrative proceedings, and the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices. Further information on factors that could cause actual results to differ from those anticipated is included in the company's annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the company that its plans or objectives will be achieved. Further, the company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Friday, January 30, 2004 at 10:00 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering at the investor relations portion of the company's web site at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the web site. The replay will be available for approximately 45 days.

About Keithley Instruments, Inc.

With more than 50 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency) geared to the specialized needs of electronics manufacturers for high performance production testing, process monitoring, product development, and research. By building upon our strength in electrical measurement solutions for research, Keithley has become a production test technology leader for the semiconductor, wireless, optoelectronics, and other precision electronics segments of the worldwide electronics industry. The value we provide to our customers is a combination of precision measurement technology and a rich understanding of their applications, which enables them to improve the quality, throughput, and yield of their products.


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                           KEITHLEY INSTRUMENTS, INC.
                        CONSOLIDATED STATEMENT OF INCOME
               (In Thousands of Dollars Except for Per Share Data)
                                   (Unaudited)

                                                                                   FOR THE THREE MONTHS
                                                                                     ENDED DECEMBER 31,
                                                             ------------------------------------------------------------
                                                                         2003                             2002
                                                             -------------------------          -------------------------
Net sales                                                     $  29,742        100.0%             $ 26,199        100.0%

Cost of goods sold                                               12,143         40.8                11,557         44.1
Selling, general and administrative expenses                     12,810         43.1                12,434         47.5
Product development expenses                                      3,345         11.2                 3,210         12.3
                                                              ---------        -----              --------        -----

Operating income (loss)                                           1,444          4.9                (1,002)        (3.9)

Investment income                                                   151          0.5                   279          1.1
Interest expense                                                    (17)        (0.1)                  (58)        (0.2)
                                                              ---------        -----              --------        -----

Income (loss) before income taxes                                 1,578          5.3                  (781)        (3.0)

Income taxes (benefit)                                              489          1.6                  (274)        (1.1)
                                                              ---------        -----              --------        -----

Net INCOME (LOSS)                                             $   1,089          3.7%             $   (507)        (1.9)%
                                                              =========        =====              ========        =====

Basic earnings (loss) per share                               $    0.07                           $   (.03)
                                                              =========                           ========
Diluted earnings (loss) per share                             $    0.07                           $   (.03)
                                                              =========                           ========

Cash dividends per Common Share                               $   .0375                           $  .0375
                                                              =========                           ========
Cash dividends per Class B Common Share                       $   .0300                           $  .0300
                                                              =========                           ========


Weighted average number of shares
  outstanding - Diluted (000)                                    16,160                             15,489
                                                              =========                           ========

Certain amounts in the prior year have been reclassified to be consistent with the current year's presentation.


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                           KEITHLEY INSTRUMENTS, INC.
                           CONSOLIDATED BALANCE SHEET
                            (In Thousands of Dollars)
                                   (Unaudited)

                                                           December 31, 2003    September 30, 2003
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
ASSETS

Current assets:
     Cash and cash equivalents                                   $ 15,868            $ 15,739
     Short-term investments                                        21,090              20,070
     Refundable income taxes                                          283                 519
     Accounts receivable and other, net of allowances              15,852              15,607
     Inventory                                                     12,189              11,214
     Other current assets                                           6,649               5,111
                                                                 --------            --------

           Total current assets                                    71,931              68,260

     Property, plant and equipment, net                            14,137              14,301
     Other assets                                                  31,987              31,625
                                                                 --------            --------

           Total assets                                          $118,055            $114,186
                                                                 ========            ========

Liabilities and Shareholders' Equity

Current liabilities:
     Short-term debt                                             $    532            $    409
     Accounts payable                                               6,677               7,071
     Other current liabilities                                     14,114              12,312
                                                                 --------            --------

           Total current liabilities                               21,323              19,792

     Long-term debt                                                  --                  --
     Other long-term liabilities                                   10,115               9,631

     Shareholders' equity                                          86,617              84,763
                                                                 --------            --------

           Total liabilities and shareholders' equity            $118,055            $114,186
                                                                 ========            ========